Exhibit 99.(8)(j)1

AMENDMENT NO. 1 TO THE PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE  PARTICIPATION AGREEMENT (the “Amendment”) is made as of this 7th day of April, 2016 by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST (the “Trust”), GOLDMAN, SACHS & CO (the “Distributor”) and NATIONAL LIFE INSURANCE COMPANY (the “Company”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Trust, Distributor and Company are parties to a certain Participation Agreement dated April 7, 2016, as amended (the “Agreement”), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts; and

WHEREAS, the Company has established operational capabilities to utilize the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration verification system (“Fund/SERV”); and

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system; and

WHEREAS, the parties are members of NSCC or otherwise have access to Fund/SERV; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.                                      Amendment to Section 2.3.  Section 2.3 of the Agreement is hereby amended to include the following provisions:

(g)                                  NSCC.  The parties agree that they will ordinarily use the Fund/SERV system when the Company has the operational capacity to do so.  When using Fund/SERV, the following provisions apply:

(i)                                     Same Day Trades.  On each Business Day, the Company shall aggregate all purchase orders and redemption orders for each Account received by the Company prior to the Trust’s close of business as defined from time to time in the applicable Prospectus of the relevant Series or Class (which as of the date of execution of this Amendment is defined as the close of regular trading on the New York Stock Exchange, normally 4:00 p.m. Eastern Time (“Close of Trading”)) (“Day 1”).  The Company shall communicate to the Trust by Fund/SERV the aggregate purchase orders and redemption orders (if any) for each Account received by the Close of Trading on Day 1 by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally 8:00 a.m. Eastern Time) on the following Business Day (“Day 2”). The Trust shall treat all trades communicated to the Trust in accordance with the foregoing as if received prior to the Close of Trading on Day 1.

(ii)                                  Representations and Warranties.  The Company represents and warrants that all orders for net purchases or net redemptions derived from orders received by the Company and transmitted to Fund/SERV for processing on or as of Day 1 shall have been received in proper form and time stamped by the Company prior to the Close of Trading on Day 1.  The Company represents and warrants that it has, maintains and periodically tests procedures and systems in place reasonably designed to prevent orders received after the Close of Trading on Day 1 from being executed with orders received before the Close of Trading on Day 1.  The Company represents that orders it receives after the Close of Trading on Day 1, but before the Close of Trading on Day 2, will be transmitted to the Trust using Day 2’s net asset value.  The Company will provide such information as may be reasonably requested by the Trust or Distributor to provide assurance that the Company is complying with the foregoing procedures.  The Trust or Distributor may request a detailed explanation and demonstration relating to the operation of such internal controls as part of regular due diligence efforts.

The Company and Distributor represent and warrant that each:  (a) has entered into an agreement with NSCC; (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking; (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of share transactions; and (d) will notify the other parties to the Agreement if there is a change in or a pending failure with respect to its agreement with NSCC.

The Trust, Distributor and Company each represents and warrants to the other that it has the necessary facilities, equipment and personnel to perform all of its responsibilities pursuant to this Amendment and that all such responsibilities will be performed competently and in accordance with (a) all applicable laws, regulations and rules, (b) the Prospectuses and Statements of Additional Information, as amended from time to time, of the relevant Series of the Trust that are offered under the Agreement, (c)

NSCC’s rules, procedures and allocations of responsibility for Fund/SERV, and (c) any agreements between the parties including, without limitation, any selling or service agreement.

The Company represents and warrants that: (a) any information it supplies to the Trust or Distributor will be accurate, complete and in the appropriate format; (b) all instructions, communications and actions by the Company regarding each Account shall be true and correct and will have been duly authorized by such Account; and (c) it shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV and Networking to persons specifically authorized by the Company.

(iii)                               The Trust shall calculate the net asset value per share of each Series on each Business Day, and shall furnish to the Company through NSCC’s Networking or Mutual Fund Profile System and via e-mail to NAVGroup@nationallife.com: (a) the most current net asset value information for each Series; and (b) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished to the Company by 6:30 p.m. Eastern Time on each Business Day or at such other time as that information becomes available.

(iv)                              The Company will wire payment for net purchase orders by the Trust’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(v)                                 The Trust will redeem any full or fractional shares of any Series, when requested by the Company on behalf of an Account, at the net asset value next computed after receipt by the Trust (or its agent or the Company as the Trust’s designee) of the request for redemption, as established in accordance with the provisions of the then current Prospectus of the Trust.  NSCC will wire payment for net redemption orders by the Trust, in immediately available funds, to an NSCC settling bank account designated by the Company in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC, except as provided in the Trust’s Prospectus and Statement of Additional Information.

(vi)                              The Trust shall furnish through NSCC’s Networking or Mutual Fund Profile System on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable to the Accounts on the shares of any Series.  The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on shares of a Series in additional shares of that Series, and the Company reserves the right to change this election in the future.  The Trust will notify the Company of the number of shares so issued as payment of such dividends and distributions.

(vii)                           All orders are subject to acceptance by the Distributor and become effective only upon confirmation by the Distributor.  The Distributor reserves the right: (a) not to accept any specific order or part of any order for the purchase or exchange of shares through Fund/SERV; and (b) to require any redemption order or any part of any redemption order to be settled outside of Fund/SERV, in which case the order or portion thereof shall not be “confirmed” by the Distributor, but rather shall be accepted for redemption in accordance with Section 2.3(g)(viii) below.

(viii)                        All trades placed through Fund/SERV and confirmed by the Distributor via Fund/SERV shall settle in accordance with the Distributor’s profile within Fund/SERV applicable to the Company.  The Distributor agrees to provide the Company with account positions and activity data relating to share transactions via Networking.

(ix)                              If on any specific day the Company or Distributor are unable to meet the NSCC deadline for the transmission of purchase or redemption orders for that day, a party may at its option transmit such orders and make such payments for purchases and redemptions directly to the Company or Trust, as applicable, as is otherwise provided in the Agreement; provided, however, that the Trust must receive written notification from the Company by 8:00 a.m. Eastern Time on any day that the Company wishes to transmit such orders and/or make such payments directly to the Trust.

(x)                                 In the event that the Company or Trust is unable to or prohibited from electronically communicating, processing or settling share transactions via Fund/SERV, the Company or Trust shall notify the other, including providing the notification provided above in Section 2.3(g)(viii).  After all parties have been notified, the Company and Trust shall submit orders using manual transmissions as are otherwise provided in the Agreement.

(xi)                              Each party to the Agreement agrees that, in the event of a material error resulting from incorrect information or confirmations, the parties will seek to comply in all material respects with the provisions of applicable federal securities laws.

(xii)                           In all circumstances where overpayments, including, without limitation, distributions, are made to the Company pursuant to this Section 2.3(g), the Company shall repay such amounts promptly, but in no event more than fifteen (15) days after the Company receives notice of such overpayment.  If such amounts are not repaid timely, the Company authorizes the Trust, Distributor or any of their affiliates to offset any amount overpaid to the Company against amounts otherwise payable to the Company by the Trust, Distributor or by any of their affiliates, including, without limitation, commissions, service fees and redemption proceeds from omnibus, house, or street name accounts.  In addition, processing errors which result from any delay or error caused by the Company may be adjusted through Fund/SERV by the Company by the necessary transactions on an as-of basis and the cost to the Trust or Distributor of such transactions shall be borne by the Company; provided however, prior authorization must be obtained from the Trust or Distributor if the transaction is back dated more than five days or to a previous calendar year.

(xiii)                        If the duties, restrictions or responsibilities for Fund/SERV or Networking are modified by NSCC, a party may request an amendment to the Agreement to provide for such changes.  However, duties shall remain as stated herein until an amendment is executed by all of the parties hereto.

(xiv)                       NSCC’s rules and procedures relating to Fund/SERV and Networking shall govern any matter in which any provision contained in this Section 2.3(g) conflicts with any such NSCC rule or procedure.

(xv)                          The Company is responsible for communicating in each of its instructions to the Trust or Distributor the correct account number assigned by a Series of the Trust to an Account.

2.                                      Amendment to Section 9.1. Section 9.1 of the Agreement is hereby amended to include the following provisions:

(g)                                  arise out of any negligent act or omission by the Company, the Company’s correspondents or their agents relating to Networking and Fund/SERV;

(h)                                 arise out of the execution and settlement of redemption of non-certificated book shares or certificated shares of a Series of the Trust pursuant to instructions received from the Company, its agents, employees or representatives under the Agreement;

(i)                                     Arise out of the execution of any transactions with respect to Trust shares pursuant to instructions received from the Company or its agents through Fund/Serv

(j)                                    arise out of any breach of the Company’s representations or warranties contained in this Amendment;

(k)                                 arise out of the failure of the Company to comply with any of the terms of this Amendment; or

(l)                                     arise out of the Trust’s acceptance of any transaction or account maintenance information from the Company through Networking or Fund/SERV.

3.                                      Amendment to Section 9.2.  Section 9.2 of the Agreement is hereby amended to include the following provisions:

(f)                                   arise out of any negligent act or omission by the Trust or its agents relating to Networking and Fund/SERV, provided the Company has not acted negligently;

(g)                                  arise out of any breach of the Trust’s representations or warranties contained in this Amendment;

(h)                                 arise out of the Trust’s failure to comply with any of the terms of this Amendment; or

(i)                                     arise out of the Company’s acceptance of any transaction or account maintenance information from the Trust through Networking or Fund/SERV.

4.                                      Termination of Amendment.  Any party may terminate Section 1 of this Amendment upon thirty (30) days written notice to the other party, commencing from the date of receipt of such notice.  The obligations of the Company and Trust under Sections 2 and 3 of this Amendment, respectively, shall survive any termination hereof with respect to any transactions occurring or circumstances arising out of supplied or omitted information or actions or omissions to act before the effective date of any termination hereof.  Commencing from the date of receipt of such notice (“Notification Date”), the Trust, Distributor and Company shall proceed with the termination of Section 1 of this Amendment in accordance with the following schedule unless otherwise agreed to by the parties: (a) transactions through Fund/SERV shall cease as of the Notification Date; (b) a plan which sets forth the procedures that must be followed to effect the termination of Section 1 of this Amendment (“Termination Plan”) must be agreed upon by all of the parties within sixty (60) days of the Notification Date; (c) the Termination Plan must be fully implemented within ninety (90) days of the Notification Date; and (d) the Termination Plan must be fully completed within one hundred eighty (180) days of the Notification Date.

5.                                      Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

6.                                      Counterparts.                      This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.                                      Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Greg Wilson
Name:	Greg Wilson
Title:	Managing Director
Date:	April 22, 2016

GOLDMAN, SACHS & CO.

By:	/s/ Greg Wilson
Name:	Greg Wilson
Title:	Managing Director
Date:	April 22, 2016

NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Scott Edblom
Name:	Scott Edblom
Title:	Vice President Product Strategy & Innovation
Date:	April 7, 2016